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                              EMPLOYMENT AGREEMENT

        This AGREEMENT made as of the 15th day of April, 1996, by and between Bigmar, Inc., a Delaware corporation (hereinafter, "the Employer" or "Employer"), and John G. Tramontana (hereinafter, "the Executive" or "Executive").


        1. Commencing on the Effective Date, as hereinafter defined, of this Agreement, Employer shall employ Executive as President and Chief Executive Officer to perform the duties normally incident to such positions.

        2. Executive agrees to devote all of Executive's business time, efforts, skills and attention to fulfill Executive's duties and responsibilities hereunder faithfully, diligently and competently.

        3. The term of this Agreement shall commence upon the consummation of the presently contemplated initial public offering of common stock of Employer (the "Effective Date") and shall terminate five years thereafter, unless sooner terminated as hereinafter provided, and shall be subject to automatic annual renewal thereafter unless at least sixty days prior to the end of the term of this Agreement or any annual renewal period Executive or Employer shall give written notice to the other that this Agreement shall not be renewed.

        4. Employer will pay to Executive as compensation for all services to be rendered by Executive hereunder a salary at the rate of Two Hundred Thousand and 00/100 ($200,000.00) Dollars ("Base Salary") for the twelve-month period commencing on the Effective Date and for each twelve-month period thereafter (each a "Twelve-Month Period") subject to annual cost of living increases as may be approved by and in the discretion of the Board of Directors of Employer. The Base Salary shall be payable twice monthly.

        5. Employer may pay to Executive bonuses (in cash or stock options) as may be approved by and in the discretion of the Board of Directors of Employer; provided, however, that, such bonus shall be equal to at least 25% of the Base Salary annually. The performance of Executive shall be reviewed by the Board of Directors on or about each anniversary of the Effective Date.

        6. Employer will reimburse Executive for all reasonable travel and business expenses incurred by Executive in connection with performance of Executive's services hereunder in accordance with the usual practices and policies of Employer in effect from time to time, upon presentation of vouchers.

        7. Executive will be eligible for and will be afforded an opportunity to participate in all benefit plans and programs

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which are currently afforded or which may be afforded during the term of this
Agreement to other executive officers of Employer, including, without limitation, group insurance, health, hospital, dental, major medical, life and disability insurance and stock option plans or other similar fringe benefits.

        8. Executive will be entitled to four weeks vacation during each Twelve-Month Period. To the extent not taken in any Twelve-Month Period, Executive, at his option, shall be entitled to receive payment for any unused vacation or accrue such vacation time.

        9. Employer will provide either directly to Executive or on Executive's behalf, an automobile allowance in the amount of $6,000 for each Twelve-Month Period.

        10. (a) Employer will obtain life insurance coverage, (assuming Executive is insurable) on the life of and for the benefit of Executive in an amount equal to $500,000.

            (b) Executive agrees that Employer in Employer's discretion, may apply for and procure in the name of Executive and for its own benefit life insurance in any amount or amounts considered advisable but not less than Two Million 00/100 ($2,000,000) Dollars and that Executive shall have no right, title or interest therein.

            (c) Executive represents and warrants that, to the best of Executive's knowledge, Executive is in good health and that, to the best of Executive's knowledge, Executive will qualify and be acceptable for life insurance coverage in an amount of at least Two Million 00/100 ($2,000,000) Dollars.

            (d) Executive agrees to submit to any medical or other examination and to execute and deliver any application or other instrument necessary to effectuate such life insurance.

        11. In the event of Executive's death during the term of this Agreement, this Agreement shall terminate immediately, provided, however, that Executive's legal representatives shall be entitled to receive the Base Salary which would otherwise have been due Executive had Executive worked through the end of the month of Executive's death plus three additional months of the Base Salary for the Twelve-Month Period in which Executive died.

        12. If during the term of this Agreement, Executive is unable to perform Executive's duties hereunder on account of illness or other incapacity, and such illness or other incapacity shall continue for a period of more than three consecutive months during any Twelve Month Period, Employer shall have the right, on thirty days' notice to Executive, given after such three month period, to terminate this Agreement. In the event of any such

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termination Employer shall be obligated to pay to Executive the Base Salary which would otherwise be due Executive until the end of the month during which the termination occurred plus six additional months of the Base Salary for the Twelve-Month Period in which such termination occurred. If, prior to the date specified on such notice, Executive's illness or incapacity shall have ceased and Executive shall have resumed the performance of Executive's duties hereunder, Executive shall be entitled to resume Executive's employment hereunder as though such notice had not been given. Employer's Board of Directors shall determine in good faith, upon consideration of medical evidence satisfactory to it, whether Executive by reason of physical or mental disability shall be unable to perform the services required of Executive hereunder.

        13. If Employer shall terminate Executive's employment hereunder for Cause, as hereinafter defined, or if Executive shall voluntarily leave Executive's employment hereunder, Employer will pay to Executive within ten days after the termination of such Agreement an amount equal to the amount which Executive would have earned as the Base Salary hereunder through the end of the then current month in which such termination or departure occurred. Cause shall mean any gross malfeasance directly and materially affecting Employer or conviction of a felony directly and materially affecting Employer, each of determined in the sole discretion of Employer.

        14. If Executive's employment is terminated by Employer without Cause, this Agreement shall terminate immediately, provided, however, that Employer shall be obligated to pay Executive the Base Salary had Executive worked through the last day of the month in which Executive was terminated and four months of the Base Salary for the Twelve-Month Period in which Executive was terminated.

        15. Executive covenants and agrees that any work or research, or the result thereof, including without limitation, inventions, processes or formulae made, conceived or developed by Executive, alone or in connection with others, during Executive's employment with Employer, whether within or without the usual hours of employment, which are directly related to the business, research, development work or field of operation of Employer, or any of its subsidiaries or affiliates, shall, at the option of Employer, to the extent of Executive's interest therein, be the sole and exclusive property of Employer. Executive further agrees to disclose all such inventions, processes and formulae completely and in writing to the Board of Directors of Employer and to no other persons unless so directed in writing by the Board of Directors of Employer. To the extent of Executive's interest therein, at the option of Employer, all papers and records of every kind, relating to any invention, process, formula, improvement or patent included within the terms of this Agreement, which shall at any time come into the possession of Executive shall be the

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sole and exclusive property of Employer and shall be surrendered to Employer upon termination of Executive's employment by Employer or upon Employer's request at any other time either during or after the termination of such employment.

        16. Executive covenants and agrees with Employer that Executive has not, and will not, during Executive's employment with Employer and thereafter, directly or indirectly, use, communicate, disclose or disseminate to anyone (except to the extent reasonably necessary for Executive to perform his duties hereunder, except as required by law or except if generally available to the public otherwise than through use, communication, disclosure or dissemination by the Executive) any materials, documents or records containing confidential information concerning the businesses or affairs of Employer or of any of its affiliates or subsidiaries which Executive may have acquired in the course of or as incident to Executive's employment or prior dealings with Employer or with any of its affiliates or subsidiaries, including, without limitation, customer lists, business or trade secrets of, or methods or techniques used by Employer of any of its affiliates or subsidiaries in or about their respective busi-nesses, or any information whatsoever concerning the customers or suppliers of any of them.

        17. Executive acknowledges that Executive's services and responsibilities are of particular significance to Employer and that Executive's position with Employer has given and will give Executive a close knowledge of its policies and trade secrets.

            Executive covenants and agrees with Employer that Executive will not during Executive's employment with Employer and for a period of two years after the termination of Executive's employment with Employer, in any manner, directly or indirectly, (i) induce or attempt to influence any present or future officer, employee, lessor, lessee, licensor, licensee or agent of Employers or its subsidiaries or its affiliates to leave its respective employ or solicit or divert or service any customers or clients of Employer or its subsidiaries or its affiliates or (ii) alone or as a partner, officer, director, employee, consultant or stockholder (except for ownership of no more than 5% of the capital stock) of any corporation, partnership or other entity be directly competitive with the business of Employer or its subsidiaries or affiliates. For purposes of subdivision (ii) above of this paragraph 17, (a) a business shall be presumed to be directly competitive if it conducts in whole or in part anywhere in Switzerland, Germany and the United States any business in which Employer, its subsidiaries or affiliates engages in during the term of Executive's employment with Employer,

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and the burden of proving otherwise shall be on Executive, and (b) the business activities of a subsidiary or division of a publicly held corporation shall not be deemed to include the business activities of other subsidiaries or divisions of such publicly held corporation.

        Nothing herein shall restrict or otherwise limit Executive from managing Executive's private investments which are not directly competitive with the businesses of Employer. Executive shall be permitted to serve as a director of companies which are not directly competitive with the businesses of Employer, so long as such services do not interfere with the performance of Executive's duties under this Agreement.

        18. Executive acknowledges that the remedy at law for any breach or threatened breach by Executive of the covenants contained in paragraphs 15, 16, and 17 would be wholly inadequate, and therefore Employer or its subsidiaries or its affiliates shall be entitled to preliminary and permanent injunctive relief and specific performance thereof. Paragraphs 15, 16, and 17 constitute independent and separable covenants that shall be enforceable notwithstanding rights or remedies that Employer or its subsidiaries or it affiliates may have under any other provision of this Agreement, or otherwise. If any or all of the foregoing provisions of paragraphs 15, 16, and 17 are held to be unenforceable for any reason whatsoever, it shall not in any way invalidate or affect the remainder or this Agreement which shall remain in full force and effect. If the period of time or geographical areas specified in paragraphs 15, 16, or 17 are determined to be unreasonable in any judicial proceeding, the period of time or areas of restriction shall be reduced so that this Agreement may be enforced in such areas and during such period of time as shall be determined to be reasonable.

        19. Executive represents and warrants to Employer that since commencement of Executive's employment with Employer, Executive was not, is not now and, in the future will not without the approval of the Board of Directors of Employer become, under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the execution of this Agreement or the performance by Executive of Executive's obligations hereunder and Executive will indemnify and hold harmless Employer, its Directors, officers and employees against and in respect of all liability, loss, damage, expense or deficiency resulting from any misrepresentation, or breach of any warranty or agreement made by Executive in connection with

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Executive's employment hereunder or under Executive's Original Employment
Agreement.

        20. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

        21. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by certified mail, return receipt requested, to the respective parties at the addresses set forth below, or such other address as either party may from time to time designate in writing.

To Executive:                                      To Employer:

John G. Tramontana                                 Bigmar, Inc.
10890 Camp Ohio Road                               6660 Doubletree Avenue
Utica, OH 43080                                    Columbus, OH 43229

With copies in each case to:                Rubin Baum Levin Constant
                                              & Friedman
                                            30 Rockefeller Plaza
                                            New York, New York  10112
                                            Attention: Edward Klimerman, Esq.

        22. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and its successors and assigns, and Executive and Executive's legal representatives, heirs, legatees and distributees, but neither this Agreement nor any rights hereunder shall be assignable, encumbered or pledged by Executive.

        23. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior written or oral agreements between Employer and Executive with respect to the subject matter hereof. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties hereto.

        24. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Delaware.

        25. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.


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        26. If any provision or part of any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.



        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 15th day of April, 1996.


                                            BIGMAR, INC.



                                            By:_________________________________
                                                 Name:
                                                 Title:

                                            ____________________________________
                                            John G. Tramontana


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